Exhibit 99.1

CORE MOLDING TECHNOLOGIES, INC. ADOPTS LIMITED DURATION STOCKHOLDER RIGHTS PLAN
COLUMBUS, Ohio, April 21, 2020/PRNewswire/ - Core Molding Technologies, Inc. (NYSE American: CMT) (the “Company”), today announced that its Board of Directors (the “Board”) has adopted a limited duration stockholder rights plan.
The plan, which has a term of 364 days, is designed to protect against any potential future use of coercive or abusive takeover techniques and to help ensure that the Company’s stockholders are not deprived of the opportunity to realize the full and fair value of their investment.  In adopting the plan, the Board has taken note of the unprecedented impact of the COVID-19 pandemic on the Company, including in the Company’s stock price, the substantial increase in trading volume and market volatility, and the significant impact the pandemic has had across the manufacturing industry. The plan, which was adopted following evaluation and consultation with the Company’s outside legal advisors, is similar to plans adopted by numerous publicly traded companies.
The plan will expire on April 20, 2021, unless the rights are redeemed or exchanged for shares of common stock by the Company on an earlier date. The Board has resolved that the expiration date of the plan may not be extended without stockholder approval.
In connection with the adoption of the stockholder rights plan, the Board declared a dividend of one right for each share of the Company’s common stock held by stockholders of record as of the close of business on April 23, 2020.  Initially, these rights will not be exercisable and will trade with the shares of the Company’s common stock.  Under the plan, these rights generally will be exercisable only if a person or group (i) becomes an “acquiring person” by acquiring beneficial ownership of 15% or more of the Company’s common stock (subject to certain exceptions), or (ii) commences a tender offer or exchange offer which, if consummated, could result in a person owning 15% or more of the Company’s common stock. Persons who currently beneficially own, together with their affiliates and associates and anyone with whom they are acting in concert, 15% or more of the Company’s outstanding common stock will not be considered “acquiring persons” under the plan, unless they acquire an additional 0.5% of the outstanding shares of the Company’s common stock or reduce their ownership below and then later exceed the 15% threshold.
If a person or group becomes an acquiring person, each right generally will entitle the holder, other than the acquiring person, to acquire, for the exercise price of $15.00 dollars per right, shares of common stock (or, in certain circumstances, other consideration) at a 50% discount or the Company may exchange each right held by such holders for one share of common stock.  In addition, if the Company is involved in a merger or other business combination transaction with another person after which its common stock does not remain outstanding, each right will entitle its holder to purchase, at the then-current exercise price of the right, shares of common stock of the ultimate parent of such other person having a market value of twice the exercise price of the right. The Board may redeem the rights at a price of $0.001 per right at any time up to ten days after a person becomes an acquiring person and may exchange the rights in certain circumstances under the plan.
Stockholders are not required to take any action to receive the rights distribution.  Until the rights become exercisable, outstanding stock certificates (or, in the case of shares reflected on the direct registration system, by the notations in the book-entry account system of the transfer agent for the shares) will represent both shares of the Company’s common stock and the rights.  The issuance of the rights will have no dilutive effect and will not impact reported earnings per share for the Company.
The full text of the rights plan will be filed with the Securities and Exchange Commission.

About Core Molding Technologies, Inc.

Core Molding Technologies is a manufacturer of sheet molding compound ("SMC") and molder of thermoset and thermoplastic products. The Company operates in one operating segment as a molder of thermoplastic and thermoset (plastic) structural products. The Company's operating segment consists of two component reporting units, Core Traditional and Horizon Plastics. The Company produces and sells molded products for varied markets, including medium and heavy-duty trucks, automobiles, marine, construction and other commercial markets. The Company offers customers a wide range of manufacturing processes to fit various program volume and investment requirements. These processes include compression molding of SMC, bulk molding compounds ("BMC"), resin transfer molding ("RTM"), liquid molding of dicyclopentadiene ("DCPD"), spray-up and hand-lay-up, glass mat thermoplastics ("GMT"), direct long-fiber thermoplastics ("D-LFT") and structural foam and structural web injection molding ("SIM"). Core Molding Technologies has its headquarters in Columbus, Ohio, and operates production facilities in Columbus and Batavia, Ohio; Gaffney, South Carolina; Winona, Minnesota; Matamoros and Escobedo, Mexico; and Cobourg, Ontario, Canada. For further information, visit the company's website at www.coremt.com.

Contact
John Zimmer
Vice President & Chief Financial Officer
614-870-5604
jzimmer@coremt.com